UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 1, 2017 (February 1, 2017)

Date of Report (Date of earliest event reported)

MCORPCX, INC.

(Exact name of registrant as specified in its charter)

California	000-54918	26-0030631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Spear Street, Suite 1100, San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

415-526-2655

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)   On February 1, 2017, Mr. Hugh Rogers resigned from his position as a member of the board of directors (the “Board”) of McorpCX, Inc. (the “Company”), effective immediately. Mr. Rogers has served on the Board since March 2015 and served on the Company’s audit committee. Mr. Rogers’ decision to resign from the Board was for personal reasons to focus on other endeavors and not related to any disagreement with the Company's management on any matter related to the Company's operations, policies or practices.

(d)   On February 1, 2017, Mr. Graham Clark was appointed to the Board, effective immediately, to serve as a director until the next annual meeting of the Company’s shareholders.

Mr. Clark is expected to be appointed to the Company’s audit committee.

There have been no transactions since the beginning of the Company’s last fiscal year and there are currently no proposed transactions to which the Company is a party, or intended to be a party, in which Mr. Clark has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K.

As a non-employee member of the Board, Mr. Clark will be eligible to receive stock options under the Company’s Amended and Restated Stock Option Plan (which is described in the Company’s Annual Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 12, 2016) as consideration for his service on the Board.

Mr. Clark was not appointed as a director of the Company pursuant to any arrangement or understanding with any other person.

A copy of the Company’s press release announcing the appointment of Mr. Clark to the Board and the resignation of Mr. Rogers is attached hereto as Exhibit 99.1.

ITEM 9.01               Exhibits

    99.1              Press Release dated February 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McorpCX, INC.

Date: February 3, 2017	By: /s/ Michael Hinshaw
Name: Michael Hinshaw
Title: President

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated February 1, 2017